Exhibit 99.2

October 12, 2026

Fellow Stockholders,

Today, we announced the formation of Regna AI, a new Sovereign AI platform company established in collaboration with Palantir and built on Palantir’s Artificial Intelligence Platform (AIP). Initially wholly owned by Ondas, Regna AI is designed to give the U.S. Department of War, allied governments, and the defense and industrial companies that serve them greater control over the AI that supports their missions. We believe Regna AI can become a foundational AI platform for these institutions.

Sovereign AI is becoming a defining requirement for defense. Governments and their defense partners must accelerate the use of AI while protecting sovereign data and operating across security boundaries. Regna AI is intended to remove that tradeoff by enabling organizations to deploy mission-specialized AI models within sovereign environments—without the cost and complexity of building frontier models from scratch—and to retain control over their data, applications, models and mission-critical workflows.

We believe Regna AI can become an important national security capability, creating value for customers, technology partners and Ondas stockholders. Over time, we expect to engage financial partners to support Regna AI’s growth as an independent company, creating a significant opportunity for Ondas investors We see three primary drivers of value:

●	First, Regna AI allows Ondas to build on investments we have already made. As the platform gains customers, scales and enters new markets, we believe our ownership in Regna AI will unlock substantial embedded equity value for our stockholders.

●	Second, Regna AI is expected to improve Ondas’s financial model. Operating expenses related to further development of sovereign AI capabilities are expected to move to Regna AI, reducing Ondas’s ongoing investment in this area and accelerating our path to profitability.

●	Third, Ondas will continue to benefit from Regna AI’s expertise and scaled capabilities. We expect its mission-specialized models, edge processing and autonomous mission orchestration to support further advances in scalable unmanned autonomy across our systems-of-systems portfolio. These capabilities should help our platforms coordinate, adapt and operate more effectively in complex, multi-domain and degraded-connectivity environments.

Palantir will provide model-training infrastructure and support delivery, while Regna AI and Palantir will collaborate on forward-deployed engineering to tailor and adapt capabilities to customer workflows and needs. In response to growing demand for sovereign, mission-specialized AI, Ondas will work with Regna AI and Palantir to scale the platform and support initial customer deployments over the coming months.

Regna AI builds on Ondas and Palantir’s existing collaboration on SkyWeaver C4I, an open-architecture capability that integrates layered surveillance from the stratosphere to the tactical edge. By combining embedded agentic AI with edge processing, SkyWeaver provides an operational foundation for Regna AI’s mission-specialized models in multi-domain and degraded-connectivity environments. Ondas will serve as Regna AI’s initial customer, allowing the platform to be deployed and refined against real operational requirements.

Beginning with Intelligence, Surveillance and Reconnaissance (ISR), Regna AI plans to expand into additional mission areas and into security, critical infrastructure and industrial markets. This creates an opportunity to extend technology and mission expertise developed within Ondas to a broader customer base and to build a scalable platform whose opportunity extends well beyond defense.

Our priorities are clear: execute with discipline, support successful initial deployments, deliver measurable customer outcomes and scale with the right partners. We look forward to keeping you informed as Regna AI advances and as we translate this opportunity into strategic and equity value for Ondas and our stockholders.

Sincerely,

/s/ Eric Brock

Eric Brock

Chairman and Chief Executive Officer

Ondas Inc.

Forward-Looking Statements

Statements made in this document that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.